EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2018 Results

•	First Quarter Net Income of $60.6 Million and Earnings Per Share of $5.14

•	Record Quarterly Shipments

•	Continued Margin Compression Due to Raw Material Costs

Richmond, VA, April 25, 2018 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2018.
Net income for the first quarter of 2018 was $60.6 million, a decrease of 5.3% compared to net income of $63.9 million for the first quarter of 2017. Earnings per share declined 4.6% to $5.14 per share from $5.39 per share in the prior year period.

Sales for the petroleum additives segment for the first quarter of 2018 were $586.9 million, up 8.7% versus the same period last year. Petroleum additives operating profit for the first quarter of 2018 was $84.1 million, an 11.8% decrease over first quarter operating profit last year of $95.4 million. The decrease was due mainly to higher raw material and conversion costs, partially offset by changes in selling prices, and product and regional mix. During the quarter, we continued to see raw material prices increase as they have over the past several quarters. While we have made progress toward adjusting our selling prices to offset the effects of those higher costs, we have been unable to adjust often and fast enough to compensate for the pace of cost increases we have seen.

Petroleum additives saw record shipments in the first quarter of 2018, with a slight improvement over the same period last year, which was our prior record for quarterly shipments. The increase was primarily due to increases in lubricant additives shipments partially offset by decreases in fuel additives shipments. Latin America and Asia Pacific were the main regions contributing to higher lubricant additives shipments. Europe and Asia Pacific were the primary drivers for the decrease in fuel additives shipments, partially offset by an increase in Latin America.

During the quarter, we funded capital expenditures of $22.8 million and paid dividends of $20.6 million through a combination of cash on hand, cash from operations, and borrowings under our revolving credit facility.

Throughout the rest of 2018, we expect to see solid sales and shipments in our petroleum additives business. Margin improvement will remain our top priority throughout the rest of this year, as we are committed to reversing the effects of the margin compression we have seen over the past several quarters, primarily due to rising raw material costs. This will remain a priority until we begin to see raw material prices stabilize.

We are committed to providing long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our technology-driven initiatives and ongoing investments in our supply capability, such as our new plants in Singapore and Mexico. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 26, 2018, to review first quarter 2018 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 3, 2018 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 27458. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; current and future governmental regulations; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2017 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31
	2018	2017
Revenue:
Petroleum additives	$586,908	$540,033
All other (a)	2,337	2,785
Total	$589,245	$542,818
Segment operating profit:
Petroleum additives	$84,140	$95,413
All other (a)	(77)	1,035
Segment operating profit	84,063	96,448
Corporate unallocated expense	(5,664)	(6,346)
Interest and financing expenses	(5,164)	(5,572)
Other income (expense), net	8,076	3,703
Income before income tax expense	$81,311	$88,233
Net income	$60,565	$63,937
Earnings per share - basic and diluted	$5.14	$5.39

Notes to Segment Results and Other Financial Information
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to income before income tax expense.
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31
	2018	2017
Net sales	$589,245	$542,818
Cost of goods sold	432,462	374,007
Gross profit	156,783	168,811
Selling, general, and administrative expenses	40,913	40,449
Research, development, and testing expenses	34,295	38,130
Operating profit	81,575	90,232
Interest and financing expenses, net	5,164	5,572
Other income (expense), net	4,900	3,573
Income before income tax expense	81,311	88,233
Income tax expense	20,746	24,296
Net income	$60,565	$63,937
Earnings per share - basic and diluted	$5.14	$5.39
Cash dividends declared per share	$1.75	$1.75

Notes to Consolidated Statements of Income
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to net income.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$72,830	$84,166
Trade and other accounts receivable, less allowance for doubtful accounts ($209 - 2018; $215 - 2017)	378,442	335,317
Inventories	402,817	383,097
Prepaid expenses and other current assets	32,401	31,074
Total current assets	886,490	833,654
Property, plant, and equipment, at cost	1,502,591	1,474,962
Less accumulated depreciation and amortization	840,122	822,681
Net property, plant, and equipment	662,469	652,281
Intangibles (net of amortization) and goodwill	142,137	144,337
Prepaid pension cost	73,241	66,495
Deferred income taxes	4,316	4,349
Deferred charges and other assets	10,812	11,038
Total assets	$1,779,465	$1,712,154
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$162,651	$159,408
Accrued expenses	91,457	107,999
Dividends payable	18,997	19,055
Income taxes payable	17,207	16,340
Other current liabilities	12,715	13,991
Total current liabilities	303,027	316,793
Long-term debt	624,894	602,900
Other noncurrent liabilities	196,759	190,812
Total liabilities	1,124,680	1,110,505
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,787,054 at March 31, 2018 and 11,779,978 at December 31, 2017)	36	0
Accumulated other comprehensive loss	(132,691)	(145,994)
Retained earnings	787,440	747,643
Total shareholders' equity	654,785	601,649
Total liabilities and shareholders' equity	$1,779,465	$1,712,154

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31
	2018	2017
Net income	$60,565	$63,937
Depreciation and amortization	17,665	12,306
Cash pension and postretirement contributions	(6,713)	(6,326)
Noncash pension and postretirement expense	1,618	2,007
Working capital changes	(63,655)	(39,836)
Capital expenditures	(22,797)	(46,346)
Net borrowings (repayments) under revolving credit facility	22,000	(156,000)
Issuance of 3.78% senior notes	0	250,000
Repurchases of common stock	(632)	0
Dividends paid	(20,629)	(20,741)
All other	1,242	89
(Decrease) increase in cash and cash equivalents	$(11,336)	$59,090

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31
	2018	2017
Net Income	$60,565	$63,937
Add:
Interest and financing expenses, net	5,164	5,572
Income tax expense	20,746	24,296
Depreciation and amortization	17,379	12,034
EBITDA	$103,854	$105,839